News Release

For Immediate Release:	For More Information,
January 31, 2012	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports

Fourth Quarter and Annual Earnings

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $0.2 million, or $0.01 per diluted common share, for the three months ended December 31, 2011 compared to a net loss available to common shareholders of $3.3 million, or ($0.19) per diluted common share, for the same period in 2010. For the year ended December 31, 2011, net income available to common shareholders amounted to $7.5 million, or $0.44 per diluted common share, compared to $5.9 million, or $0.35 per diluted common share, for the year ended December 31, 2010.

In each of the fourth quarters of 2011 and 2010, the Company experienced significant write-downs and losses associated with loans and foreclosed properties that were assumed in two failed bank acquisitions. The amounts of the write-downs and losses were less in 2011 than in 2010, but continued to significantly impact the Company’s earnings. The Company obtains annual updates of appraisal values for a significant amount of its collateral dependent problem loans and foreclosed properties in the fourth quarter of the calendar year. The vast majority of these losses related to the Company’s June 2009 failed bank acquisition of Cooperative Bank.

The following significant factors also affect the comparability of the full year 2011 and 2010 results:

  In the first quarter of 2011, the Company realized a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville in Asheville, North Carolina. This gain resulted from the difference between the purchase price and the acquisition-date fair values of the acquired assets and liabilities. The after-tax impact of this gain was $6.2 million, or $0.37 per diluted common share.

  In the third quarter of 2011, the Company recorded $2.3 million of accelerated accretion of the discount remaining on the preferred stock that was redeemed during the quarter. This stock was originally issued to the U.S. Treasury in January 2009 as part of the program known as TARP. When this preferred stock was redeemed, the remaining discount that was recorded upon the issuance of the stock, which had been on a five year accretion schedule, was immediately accreted as a reduction to net income available to common shareholders. Total discount accretion of the preferred stock in 2011 was $2.9 million, or $0.17 per diluted common share. As of December 31, 2011, there are no remaining preferred stock discounts on the Company’s balance sheet.

Note Regarding Components of Earnings

In addition to the gain related to The Bank of Asheville acquisition, the Company’s results of operation are significantly affected by the on-going accounting for the two FDIC-assisted failed bank acquisitions that the Company has completed. In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2011 amounted to $31.9 million, a decrease of $1.7 million, or 4.9%, from the $33.6 million recorded in the fourth quarter of 2010. Net interest income for the year ended December 31, 2011 amounted to $132.2 million, an increase of $4.8 million, or 3.8%, from the $127.4 million recorded in the comparable period of 2010.

The variances in net interest income for both periods were primarily caused by fluctuations in the amounts of discount accretion on loans purchased in failed bank acquisitions recognized during the respective periods. Loan discount accretion amounted to $1.7 million in the fourth quarter of 2011 compared to $3.2 million in the fourth quarter of 2010, a decline of $1.5 million. Loan discount accretion amounted to $11.6 million for full year 2011 compared to $7.6 million in 2010, an increase of $4.0 million. As previously discussed, the impact of the changes in discount accretion on pretax income is only 20% of the gross amount of the change. See page 5 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments, including discount accretion on purchased loans.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the fourth quarter of 2011 was 4.55% compared to 4.79% for the fourth quarter of 2010. The lower margin was primarily due to the aforementioned decrease in loan discount accretion. For the full year 2011, the Company’s net interest margin was 4.72% compared to 4.39% for 2010. The higher margin was due to higher amounts of loan discount accretion, as well as an improvement in funding costs.

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Provision for Loan Losses and Asset Quality

The Company’s provisions for loan losses remain at elevated levels, primarily due to continued high unemployment rates and ongoing declines in property values in its market area that negatively impact collateral dependent real estate loans. The Company’s provision for loan losses for non-covered loans amounted to $6.9 million in the fourth quarter of 2011 compared to $9.6 million in the fourth quarter of 2010. For the year ended December 31, 2011, the provision for loan losses for non-covered loans was $28.5 million compared to $33.6 million for the comparable period of 2010. The lower provisions in 2011 are primarily due to stabilization in overall loan quality and lower levels of non-covered nonperforming loans.

The Company’s provision for loan losses for covered loans amounted to $3.0 million and $12.8 million for the three and twelve months ended December 31, 2011, respectively, compared to $20.9 million recorded for both the three and twelve months ended December 31, 2010. The lower provisions in 2011 were due to declines in covered nonperforming loans resulting from the resolution of these loans through a combination of charge-offs and foreclosures. All of the provisions for loan losses on covered loans in 2010 and most of the provisions in 2011 relate to loans assumed in the Company’s June 2009 acquisition of Cooperative Bank. As previously discussed, the provision for loan losses related to covered loans is offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income.

Total non-covered nonperforming assets have remained fairly stable over the past five quarter ends, ranging from $116 million to $122 million, or approximately 4.3% of total non-covered assets. Covered nonperforming assets have generally declined over that same period, amounting to $141 million at December 31, 2011 compared to $168 million at December 31, 2010.

Noninterest Income

Total noninterest income was $3.4 million in the fourth quarter of 2011 compared to $14.9 million for the fourth quarter of 2010. For the years ended December 31, 2011 and 2010, the Company recorded noninterest income of $26.2 million and $29.1 million, respectively. The decline in noninterest income for both periods in 2011 is due to lower amounts of indemnification asset income recorded. As previously discussed, when the Company anticipates receiving additional amounts from the FDIC because of new losses identified in its covered loan and foreclosed property portfolios, the Company records indemnification asset income for 80% of the expected loss. In 2011, fewer new losses were identified compared to 2010, and thus less indemnification asset income was recorded.

Within noninterest income, service charges on deposits declined for the year ended December 31, 2011, amounting to $12.0 million in 2011 compared to $12.3 million in 2010. This decline was primarily attributable to lower overdraft fees, which began declining in the second half of 2010 partially as a result of new regulations that took effect in the third quarter of 2010 that limit the Company’s ability to charge overdraft fees. Service charges on deposit accounts recorded in the fourth quarter of 2011 amount to $3.0 million, or approximately $0.3 million higher than they were in the fourth quarter of 2010. Revenue that was lost in 2010 was substantially replaced by new fees on deposit accounts that took effect April 1, 2011.

Other service charges, commissions and fees amounted to $2.0 million in the fourth quarter of 2011 compared to $1.6 million in the fourth quarter of 2010. For the twelve months ended December 31, 2011, this line item totaled $8.1 million compared to $6.5 million in the comparable period of 2010. The increases in 2011 are primarily attributable to increased debit card usage by the Company’s customers. The Company earns a small fee each time its customers make a debit card transaction.

The Company continues to experience losses and write-downs on its foreclosed properties due to declining property values in its market area. For the fourth quarter of 2011, these losses amounted to $11.8 million for covered properties compared to $22.7 million in the fourth quarter of 2010. For the year ended December 31 2011, losses on covered properties amounted to $24.5 million compared to $34.5 million for the same period in 2010.

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Losses on non-covered foreclosed properties amounted to $0.8 million for the fourth quarter of 2011 compared to $0.9 million in 2010. For the twelve months ended December 31, 2011, losses on non-covered foreclosed properties amounted to $3.4 million compared to $1.0 million for the comparable period of 2010.

As previously discussed, indemnification asset income is recorded to reflect additional amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. For the fourth quarter of 2011, indemnification asset income totaled $10.0 million compared to $32.3 million the fourth quarter of 2010. For the year ended December 31, 2011, indemnification asset income amounted to $20.5 million compared to $41.8 million for the same period of 2010.

As previously discussed, in the first quarter of 2011, the Company recorded a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville.

Noninterest Expenses

Noninterest expenses amounted to $24.2 million in the fourth quarter of 2011, a 9.9% increase over the $22.0 million recorded in the same period of 2010. Noninterest expenses for the twelve months ended December 31, 2011 amounted to $96.1 million, a 10.5% increase from the $87.0 million recorded in 2010.

Personnel expense increased in 2011 due to employees joining the Company in The Bank of Asheville acquisition, as well as higher employee medical expense due to higher claims. Also, the Company has progressively built its infrastructure to manage increased compliance burdens, collection activities and overall growth of the Company that has generally resulted in higher expenses across all categories.

Two of the largest overhead expenses for the Company are collection expenses and FDIC insurance expense. Collection expenses on non-covered assets amounted to $0.9 million and $3.5 million for the three and twelve months ended December 31, 2011, respectively, compared to $0.7 million and $2.1 million for the comparable periods in 2010. Collection expenses on covered assets (net of FDIC reimbursement) were approximately the same in 2011 as they were in 2010, amounting to approximately $1.0 million for the fourth quarters of 2011 and 2010 and $2.9 million for the full years of 2011 and 2010.

FDIC insurance expense amounted to $0.7 million and $3.1 million for the three and twelve months ended December 31, 2011, respectively, compared to $1.1 million and $4.4 million for the comparable periods in 2010. The decreases in FDIC insurance expense in 2011 were due to a change in the FDIC’s assessment methodology effective April 1, 2011 that was favorable for the Company.

There were no individually significant unusual items of expense in the fourth quarter of 2011. For the full year 2011, the Company experienced a fraud loss that amounted to $1.0 million and merger expenses that amounted to $0.6 million.

Balance Sheet and Capital

Total assets at December 31, 2011 amounted to $3.3 billion, a 0.4% increase from a year earlier. Total loans at December 31, 2011 amounted to $2.4 billion, a 1.0% decrease from a year earlier, and total deposits amounted to $2.8 billion at December 31, 2011, a 3.9% increase from a year earlier.

Since the onset of the recession, the Company has generally experienced declines in loans and deposits. Normal loan paydowns and loan foreclosures have exceeded new loan growth, which has provided the liquidity to lessen reliance on high cost deposits. However, for the past two quarters this trend has reversed and the Company has experienced sequential growth in its non-covered loan portfolio, which increased $18 million in the third quarter of 2011 and $10 million in the fourth quarter of 2011. The Company is actively pursuing lending opportunities in order to improve its asset yields, as well as to potentially decrease the dividend rate on its preferred stock, as discussed in the following paragraph.

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In September 2011, the Company issued $63.5 million in preferred stock to the U.S. Treasury as part of the Company’s participation in the Small Business Lending Fund (“SBLF”). The goal of the SBLF is to incentivize healthy banks to make loans to small businesses. Depending on our success in making small business loans, the dividend rate on the preferred stock could range from 5% to as low as 1% for several years. For the first quarter of 2012, the Company expects to pay a dividend rate of 4.8%.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio of 16.72% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.58% at December 31, 2011, an increase of six basis points from a year earlier. The Company’s equity was negatively impacted in the fourth quarter of 2011 by a $4.8 million increase in accumulated other comprehensive loss that was caused by an increase in the Company’s pension liability. The increase in the pension liability was due to the impact of lower interest rates on the actuarial calculations involved in determining the liability.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “Considering the economic challenges faced by our market areas in 2011, I am pleased to report net income for the year of approximately $7.5 million. Also, in the last half of 2011, we experienced almost $30 million of growth in our legacy loan portfolio. We are hopeful that this growth continues. First Bancorp remains very strong financially, and we are doing everything we can to improve the economy by lending to qualified borrowers. In addition, we continue to provide free checking account options and free debit cards to our customers, which I know are appreciated.”

Mr. Ocheltree noted the following other corporate developments:

•         On December 5, 2011, the Wilmington, North Carolina Hanover Center branch re-opened after extensive renovations.

•         On March 5, 2012, the Kill Devil Hills, North Carolina branch located at 2007 S. Croatan Highway will re-open after extensive renovations. The temporary location at 5000 S. Croatan Highway will close on that same date.

•         The Company has received regulatory approvals to open a branch in Salem, Virginia and to relocate its branch in Fort Chiswell, Virginia. Both are expected to occur in the spring of 2012.

•         On October 24, 2011, the Company reported that it had reached an agreement to purchase eleven coastal branches from Waccamaw Bank, headquartered in Whiteville, North Carolina. The application for regulatory approval for this transaction has been submitted and is pending.

•         On December 13, 2011, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 25, 2012 to shareholders of record on December 31, 2011. This is the same dividend rate as the Company declared in the fourth quarter of 2010.

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First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

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First Bancorp and Subsidiaries Financial Summary – page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$35,181	38,568
Interest on investment securities	1,865	1,733
Other interest income	136	123
Total interest income	37,182	40,424	(8.0%	)
Interest expense
Interest on deposits	4,667	6,454
Other, primarily borrowings	595	400
Total interest expense	5,262	6,854	(23.2%	)
Net interest income	31,920	33,570	(4.9%	)
Provision for loan losses – non-covered loans	6,907	9,629	(28.3%	)
Provision for loan losses – covered loans	2,971	20,916	(85.8%	)
Total provision for loan losses	9,878	30,545	(67.7%	)
Net interest income after provision for loan losses	22,042	3,025	628.7%
Noninterest income
Service charges on deposit accounts	2,996	2,727
Other service charges, commissions, and fees	2,042	1,627
Fees from presold mortgages	500	597
Commissions from financial product sales	365	389
Foreclosed property losses and write-downs – covered	(11,799)	(22,697)
Foreclosed property losses and write-downs – non-covered	(812)	(876)
Indemnification asset income, net	10,026	32,344
Securities gains	—	1
Other gains (losses)	105	806
Total noninterest income	3,423	14,918	(77.1%	)
Noninterest expenses
Personnel expense	12,811	11,557
Occupancy and equipment expense	2,695	2,472
Intangibles amortization	226	220
Merger expenses	30	—
Other operating expenses	8,430	7,759
Total noninterest expenses	24,192	22,008	9.9%
Income (loss) before income taxes	1,273	(4,065)	n/m
Income taxes (benefit)	289	(1,820)	n/m
Net income (loss)	984	(2,245)	n/m

Preferred stock dividends	(794)	(812)
Accretion of preferred stock discount	—	(215)

Net income (loss) available to common shareholders	$190	(3,272)	n/m

Earnings (loss) per common share – basic	$0.01	(0.19)	n/m
Earnings (loss) per common share – diluted	0.01	(0.19)	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,920	33,570
Tax-equivalent adjustment (1)	394	361
Net interest income, tax-equivalent	$32,314	33,931	(4.8%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$147,652	151,292
Interest on investment securities	7,680	7,383
Other interest income	436	586
Total interest income	155,768	159,261	(2.2%	)
Interest expense
Interest on deposits	21,351	29,930
Other, primarily borrowings	2,214	1,977
Total interest expense	23,565	31,907	(26.1%	)
Net interest income	132,203	127,354	3.8%
Provision for loan losses – non-covered	28,525	33,646	(15.2%	)
Provision for loan losses – covered	12,776	20,916	(38.9%	)
Total provision for loan losses	41,301	54,562	(24.3%	)
Net interest income after provision for loan losses	90,902	72,792	24.9%
Noninterest income
Service charges on deposit accounts	11,981	12,335
Other service charges, commissions, and fees	8,067	6,507
Fees from presold mortgages	1,609	1,813
Commissions from financial product sales	1,512	1,476
Gain from acquisition	10,196	—
Foreclosed property losses and write-downs – covered	(24,492)	(34,527)
Foreclosed property losses and write-downs – non-covered	(3,355)	(984)
Indemnification asset income, net	20,481	41,808
Securities gains	74	26
Other gains (losses)	143	652
Total noninterest income	26,216	29,106	(9.9%	)
Noninterest expenses
Personnel expense	51,438	45,290
Occupancy and equipment expense	10,900	11,126
Intangibles amortization	902	874
Merger expenses	636	—
Other operating expenses	32,230	29,666
Total noninterest expenses	96,106	86,956	10.5%
Income before income taxes	21,012	14,942	40.6%
Income taxes	7,370	4,960	48.6%
Net income	$13,642	9,982	36.7%

Preferred stock dividends	(3,234)	(3,250)
Accretion of preferred stock discount	(2,932)	(857)

Net income available to common shareholders	$7,476	5,875	27.3%

Earnings per share - basic	$0.44	0.35	25.7%
Earnings per share - diluted	0.44	0.35	25.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$132,203	127,354
Tax-equivalent adjustment (1)	1,556	1,316
Net interest income, tax-equivalent	$133,759	128,670	4.0%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended December 31,			Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2011	2010		2011	2010
Return on average assets (1)	0.02%	(0.40%	)	0.23%	0.18%
Return on average common equity (2)	0.26%	(4.48%	)	2.59%	2.05%
Net interest margin – tax-equivalent (3)	4.55%	4.79%		4.72%	4.39%
Net charge-offs to average loans – non-covered	1.09%	3.10%		1.52%	1.55%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08		$0.32	0.32
Stated book value – common	16.66	16.64		16.66	16.64
Tangible book value – common	12.53	12.45		12.53	12.45
Common shares outstanding at end of period	16,909,820	16,801,426		16,909,820	16,801,426
Weighted average shares outstanding – basic	16,893,140	16,795,482		16,856,072	16,764,879
Weighted average shares outstanding – diluted	16,920,210	16,823,089		16,883,244	16,793,650

CAPITAL RATIOS
Tangible equity to tangible assets	8.55%	8.54%		8.55%	8.54%
Tangible common equity to tangible assets	6.58%	6.52%		6.58%	6.52%
Tier I leverage ratio	10.21%	10.28%		10.21%	10.28%
Tier I risk-based capital ratio	15.46%	15.31%		15.46%	15.31%
Total risk-based capital ratio	16.72%	16.57%		16.72%	16.57%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,292,494	3,225,655		$3,315,045	3,326,977
Loans	2,432,568	2,484,684		2,461,995	2,554,401
Earning assets	2,816,689	2,811,988		2,834,938	2,927,815
Deposits	2,730,422	2,722,162		2,758,022	2,807,161
Interest-bearing liabilities	2,577,329	2,543,070		2,606,450	2,655,195
Shareholders’ equity	354,206	354,715		353,588	350,908

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Net interest income – tax-equivalent (1)	$32,314	33,878	34,868	32,699	33,931
Taxable equivalent adjustment (1)	394	389	388	385	361
Net interest income	31,920	33,489	34,480	32,314	33,570
Provision for loan losses – non-covered	6,907	6,441	7,607	7,570	9,629
Provision for loan losses – covered	2,971	2,705	3,327	3,773	20,916
Noninterest income	3,423	3,486	5,114	14,193	14,918
Noninterest expense	24,192	23,958	22,913	25,043	22,008
Income (loss) before income taxes	1,273	3,871	5,747	10,121	(4,065)
Income tax expense (benefit)	289	1,314	2,021	3,746	(1,820)
Net income (loss)	984	2,557	3,726	6,375	(2,245)
Preferred stock dividends	794	815	812	813	813
Accretion of preferred stock discount	—	2,474	229	229	214
Net income (loss) available to common shareholders	190	(732)	2,685	5,333	(3,272)

Earnings (loss) per common share – basic	0.01	(0.04)	0.16	0.32	(0.19)
Earnings (loss) per common share – diluted	0.01	(0.04)	0.16	0.32	(0.19)

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Dec. 31, 2011	At Sept. 30, 2011	At Dec. 31, 2010	One Year Change
Assets
Cash and due from banks	$80,341	75,772	56,821	41.4%
Interest bearing deposits with banks	135,826	167,712	155,181	(12.5%	)
Total cash and cash equivalents	216,167	243,484	212,002	2.0%

Investment securities	240,614	217,403	235,200	2.3%
Presold mortgages	6,090	3,823	3,962	53.7%

Loans – non-covered	2,069,152	2,058,724	2,083,004	(0.7%	)
Loans – covered by FDIC loss share agreements	361,234	373,824	371,128	(2.7%	)
Total loans	2,430,386	2,432,548	2,454,132	(1.0%	)
Allowance for loan losses – non-covered	(35,610)	(34,397)	(38,275)	(7.0%	)
Allowance for loan losses – covered	(5,808)	(3,257)	(11,155)	(47.9%	)
Total allowance for loan losses	(41,418)	(37,654)	(49,430)	(16.2%	)
Net loans	2,388,968	2,394,894	2,404,702	(0.7%	)

Premises and equipment	69,975	69,862	67,741	3.3%
FDIC loss share receivable	121,677	120,950	123,719	(1.7%	)
Intangible assets	69,732	69,958	70,358	(0.9%	)
Other real estate owned – non-covered	37,023	32,673	21,081	75.6%
Other real estate owned – covered	85,272	104,785	94,891	(10.1%	)
Other assets	54,956	44,866	45,276	21.4%
Total assets	$3,290,474	3,302,698	3,278,932	0.4%

Liabilities
Deposits:
Non-interest bearing demand	$335,833	334,109	292,759	14.7%
NOW accounts	423,452	376,999	292,623	44.7%
Money market accounts	509,801	502,235	498,312	2.3%
Savings accounts	146,481	146,977	153,325	(4.5%	)
Brokered deposits	157,408	157,177	143,554	9.7%
Internet time deposits	29,902	40,120	46,801	(36.1%	)
Other time deposits > $100,000	575,408	567,347	602,371	(4.5%	)
Other time deposits	576,752	604,440	622,768	(7.4%	)
Total deposits	2,755,037	2,729,404	2,652,513	3.9%

Repurchase agreements	17,105	60,498	54,460	(68.6%	)
Borrowings	133,925	135,759	196,870	(32.0%	)
Other liabilities	39,257	25,224	30,486	28.8%
Total liabilities	2,945,324	2,950,885	2,934,329	0.4%

Shareholders’ equity
Preferred stock	63,500	63,500	65,000	(2.3%	)
Discount on preferred stock	—	—	(2,932)	(100.0%	)
Common stock	104,841	105,518	104,207	0.6%
Retained earnings	185,491	186,654	183,413	1.1%
Accumulated other comprehensive income (loss)	(8,682)	(3,859)	(5,085)	(70.7%	)
Total shareholders’ equity	345,150	351,813	344,603	0.2%
Total liabilities and shareholders’ equity	$3,290,474	3,302,698	3,278,932	0.4%

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First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Yield on loans	5.74%	6.04%	6.24%	5.97%	6.16%
Yield on securities – tax-equivalent (1)	3.95%	4.14%	3.90%	3.87%	4.00%
Yield on other earning assets	0.34%	0.29%	0.32%	0.29%	0.41%
Yield on all interest earning assets	5.29%	5.60%	5.77%	5.54%	5.75%

Rate on interest bearing deposits	0.77%	0.85%	0.91%	0.99%	1.06%
Rate on other interest bearing liabilities	1.27%	1.22%	1.25%	1.24%	1.30%
Rate on all interest bearing liabilities	0.81%	0.88%	0.93%	1.00%	1.07%
Total cost of funds	0.72%	0.78%	0.82%	0.89%	0.96%

Net interest margin – tax-equivalent (2)	4.55%	4.79%	4.92%	4.62%	4.79%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(105)	(49)
Interest income – increased by accretion of loan discount (1)	1,730	3,339	4,014	2,515	3,233
Interest expense – reduced by premium amortization of deposits	58	96	130	53	—
Interest expense – reduced by premium amortization of borrowings	35	37	37	37	37
Impact on net interest income	$1,707	3,356	4,065	2,500	3,221

(1)   Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

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First Bancorp and Subsidiaries Financial Summary - page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010

Non-covered nonperforming assets
Nonaccrual loans	$73,566	75,013	71,570	69,250	62,326
Restructured loans	11,720	11,257	16,893	19,843	33,677
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	85,286	86,270	88,463	89,093	96,003
Other real estate	37,023	32,673	31,849	26,961	21,081
Total non-covered nonperforming assets	$122,309	118,943	120,312	116,054	117,084

Covered nonperforming assets (1)
Nonaccrual loans (2)	$41,472	36,536	37,057	56,862	58,466
Restructured loans	14,218	16,912	24,325	16,238	14,359
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	55,690	53,448	61,382	73,100	72,825
Other real estate	85,272	104,785	102,883	95,868	94,891
Total covered nonperforming assets	$140,962	158,233	164,265	168,968	167,716

Total nonperforming assets	$263,271	277,176	284,577	285,022	284,800

Asset Quality Ratios – All Assets

Net charge-offs to average loans - annualized	1.00%	1.87%	2.22%	2.92%	4.17%
Nonperforming loans to total loans	5.80%	5.74%	6.14%	6.52%	6.88%
Nonperforming assets to total assets	8.00%	8.39%	8.54%	8.38%	8.69%
Allowance for loan losses to total loans	1.70%	1.55%	1.64%	1.72%	2.01%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.09%	1.26%	1.74%	1.97%	3.10%
Non-covered nonperforming loans to non-covered loans	4.12%	4.19%	4.33%	4.35%	4.61%
Non-covered nonperforming assets to total non-covered assets	4.30%	4.21%	4.25%	4.05%	4.16%
Allowance for loan losses to non-covered loans	1.72%	1.67%	1.69%	1.75%	1.84%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At December 31, 2011, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $69.0 million.

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